ANSLOW & JACLIN, LLP                     Counselors at Law

RICHARD I. ANSLOW
Admitted in NJ, NY, DC
E-Mail: Ranslow@anslowlaw.com

GREGG E. JACLIN
Admitted in NJ, NY
E.Mail: Gjaclin@anslowlaw.com

ROSS A. GOLDSTEIN
Admitted in NJ, NY
E-Mail: Rgoldstein@anslowlaw.com
Website: www.anslowlaw.com
E-Mail: Firm@anslow.com

October 21, 2002

Harrison Holding's Inc.
103 East Holly Street, Suite 406
Bellingham, Washington 98225

Gentlemen:

        You have requested our opinion, as counsel for Harrison Holding’s Inc. a Delaware corporation (the “Company”), in connection with the registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

        The Registration Statement relates to an offering of 4,538,000 shares of the Company's common stock.

        We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.

        No opinion is expressed herein as to any laws other than the State of Delaware of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin GREGG E. JACLIN